Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

Ohmyhome Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit			Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary Shares, par value US$0.001 per share (1)	457(o)	[	]	$	[	]	$11,500,000	$0.00014760	$1,697.4
	Total Offering Amounts								$11,500,000
	Total Fees Previously Paid										$0
	Total Fee Offsets										-
	Net Fee Due										$1,697.4

(1) We have granted the underwriter an option for a period of 45 days after the closing of this offering to purchase up to 15% of the total number of the ordinary shares to be offered by us pursuant to this offering (excluding ordinary shares subject to this option), solely for the purpose of covering over-allotments, at the public offering price less the underwriting discounts. In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.